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                                                                  Exhibit 10.5.5


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (THE "AGREEMENT") is entered into as of this 1st day of January 2002, by and between COSI, INC., a Delaware corporation (the "Company"), and Andrew S. Wainwright, Jr. (the "Executive").

                                     RECITAL

         The Executive is currently employed as the Vice President and Co-Chief Development Officer of the Company and is being retained as Vice President of Real Estate of the Company, and the parties have negotiated this Agreement in consideration of the Executive's valuable services and leadership.

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties do hereby agree as follow:

         SECTION 1. EFFECTIVE DATE. This Agreement shall be effective upon, and from and after, the date set forth above.

         SECTION 2. DEFINITIONS. As used herein, the following terms shall have the following meanings:

         (a)      "Board" means the Board of Directors of the Company.

         (b) "Disability" means that the Executive (1) has been unable, due to mental or physical incapacity, disease or injury, to perform the essential functions of his job, even with reasonable accommodation, for 180 or more days within one year, or (2) the Board has received a written determination by a physician selected by the Board that the Executive will be unable to perform the essential functions of his job, even with reasonable accommodation, for 180 or more days within one year.

         (c) "Discharge" means the termination by the Company of the Executive's employment during the Period of Employment for any reason other than (i) Good Cause, (ii) death of the Executive,
                  (iii) Disability of the Executive or (iv) Retirement of the Executive.

         (d) "Expiration Date" means the date that the Period of Employment (as it may have been extended) expires.

         (e)      "Good Cause" has its meaning as defined in Section 6 hereof.




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         (f)      "Period of Employment" shall be for a term of three years
                  beginning on the Effective Date of this Agreement and ending on the third anniversary of the Effective Date (the "Third Anniversary Date"); provided, however, that commencing on the Third Anniversary Date, the Executive's Period of Employment shall automatically be extended for successive one-year periods commencing on the Third Anniversary Date and on each anniversary of the Third Anniversary Date unless the Company or Executive gives the other written notice of nonextension at least 180 days prior to that date. Any extension of the Period of Employment shall be upon terms and conditions no less beneficial to the Executive than those in effect hereunder at the time of such extension.

         (g) "Retirement" means a time when the sum of the Executive's age and employment with the Company equals or exceeds 65.

         (h) "Senior Management" means the senior executive management of the Company.

         (i) "Stock Option Plan" means the Cosi, Inc. Stock Incentive Plan, as the same may be amended from time to time, the Cosi Sandwich Bar, Inc. 1996 Incentive Stock Option Plan, and any other similar plans which may hereafter be established by the Company.

         (j) "Termination Date" means: (i) if the Executive's employment is terminated by reason of death, the Executive's date of death;
                  (ii) if the Executive's employment is terminated by reason of Retirement, the date of his Retirement; (iii) if the Executive's employment is terminated by reason of Disability, the date of his Disability; (iv) if the Executive's employment is terminated for Good Cause, the date specified in the written notice of termination given by the Company pursuant to
                  Section 6(a); (v) if the Executive's employment is terminated by reason of a Discharge, the effective date of Discharge;
                  (vi) if the Executive's employment is terminated by reason of nonextension of the Period of Employment, the Expiration Date; and (vii) if the Executive voluntarily terminates his employment as permitted by Section 6(b), the effective date of his termination of employment.

         SECTION 3. EMPLOYMENT; PERIOD OF EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, for the Period of Employment, in the position and with the duties and responsibilities set forth in Section 4, upon the terms and subject to the conditions of this Agreement.

         SECTION 4. POSITION, DUTIES AND RESPONSIBILITIES. During the Period of Employment, the Executive shall serve as Vice President of Real Estate of Cosi, Inc. The Executive shall report to the Chief Development Officer of the Company (or such other individual who at any time is responsible for the Company's real estate division), and shall have such powers and authority normally associated with the position of Vice President of Real Estate at similarly situated companies, subject to the direction and control of, the Chief Development Officer of the Company (or such other individual who at any time is responsible for the Company's real estate division). Executive shall devote all of his working time to performing all


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duties and responsibilities hereunder in good faith and shall, at all times, act in what the executive reasonably believes to be in the best interest of the Company. The Executive shall be allowed holiday and vacation periods, leaves for periods of illness or incapacity and personal leaves in accordance with the Company's regular practices for members of Senior Management. Nothing in this
Section 4, however, shall serve to prohibit or otherwise restrict the Executive, during his personal time, from engaging or being engaged (i) in activities in connection with personal investments, (ii) as a consultant to, or serving on the board of directors of, entities other than the Company, or (iii) in business activities and investments of his immediate family, and (iv) community affairs; provided, however, that such activities (A) do not interfere with the performance of services by Executive hereunder; and (B) do not otherwise violate any of the terms and conditions of this Agreement.

         SECTION 5. COMPENSATION, COMPENSATION PLANS AND BENEFITS. During the Period of Employment, the Executive shall be compensated as follows:

         (a) Annual Base Salary. Executive shall receive an annual base salary equal to $137,500 for 2002; $168,000 for 2003; $200,000 for 2004; and such amount as is determined by the compensation committee of the Board (the "Committee") thereafter. In addition, he shall receive non-incentive compensation, inclusive of a car allowance, in the amount of $1,500 per month. Such compensation and non-incentive compensation shall be paid in accordance with the Company's regular schedule for payment of salaried employees.

         (b)      Bonuses.


                  (i) Cash Bonus. Cash bonus shall be targeted at 50% of Annual Base Salary in accordance with the Company's then current compensation plan for Senior Management. Cash bonus shall be paid based upon the achievement of such goals as may be set by the Committee for the Executive to reach his targeted bonus, and such cash bonus is payable on or before the thirtieth (30th) day following the end of the fiscal year upon which such bonus is based.

                  (ii) Option Bonuses. An annual option bonus shall be granted in accordance with Company's then current compensation plan for Senior Management, with initial target for 2002 of an option to purchase 86,400 shares of the Company's common stock. Each such option bonus shall be granted, based upon the achievement of such goals as may be set by the Committee for the Executive to reach his targeted bonus, as of the first day of the fiscal year immediately following the end of the fiscal year upon which such bonus is based.

                  (iii) Other Bonuses. Executive shall receive such other bonuses as are afforded the Company's Senior Management and shall be eligible to participate in all of the Company's executive compensation plans provided to members of Senior Management of the Company from time to time.


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         (c)      Executive shall be entitled to participate in and receive
                  other employee benefits, which may include, but are not limited to, benefits under any 401(k), life, health, accident, disability, medical, dental and hospitalization insurance plans, use of a Company automobile or an automobile allowance as described in Section 5(a) hereof, and other perquisites and benefits, as are provided to members of Senior Management of the Company from time to time.

         (d) Executive shall be reimbursed for the reasonable and necessary out-of-pocket expenses, including entertainment, travel and similar items, incurred by him in performing his duties hereunder upon presentation of such documentation thereof as the Company may normally and customarily require of the members of Senior Management.

         SECTION 6. TERMINATION OF EMPLOYMENT. During the Period of Employment, Executive's employment may be terminated in the following manner:

         (a) Termination for Good Cause. The Company may terminate the Executive's employment for Good Cause. Good Cause means:

                  (i) Executive has willfully failed to follow lawful and material directives of the Chief Development Officer of the Company (or such other individual who at any time is responsible for the Company's real estate division) which are consistent with those duties to be performed by the Executive under this Agreement; or

                  (ii)     Executive has been convicted of a felony; or

                  (iii) Executive has materially breached this Agreement; provided however,

                  (iv) No act or omission shall be treated as Good Cause under this Agreement unless (1) Executive has been provided a written statement of the basis for the Company's belief that such act or omission constitutes Good Cause; (2) Executive has had at least a 30 day period to take corrective action during which period Executive has failed to use reasonable best efforts to take any such corrective action and (3) the Board determines reasonably and in good faith by a vote of at least two thirds of its members then in office that Good Cause does exist under this Agreement.

         (b) Voluntary Termination. The Executive may voluntarily terminate his employment with the Company upon not less than 30 days prior written notice.

         (c) Involuntary Termination without Good Cause. The Company may terminate Executive's employment with the Company without Good Cause upon not less than 30 days prior written notice. Such termination without Good Cause shall be a Discharge under this Agreement.


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         (d)      Termination by Reason of Death, Disability, or Retirement. The
                  Executive's employment with the Company shall be terminated by death, Disability or Retirement of the Executive.

         (e) Termination for Good Reason. The Executive may terminate his employment for Good Reason. Good Reason means:

                  (i) The Company regularly fails to timely pay Executive his salary under Section 5(a);

                  (ii) There is a material reduction in the scope of the Executive's responsibilities or authority at the Company without Executive's express written consent;

                  (iii) The Company relocates the Executive's primary work site more than 50 miles from his primary work site on the Effective Date absent his consent; or

                  (iv) The Company materially breaches this Agreement; provided however

                  (v) No act or omission shall constitute Good Reason under this Agreement unless (1) the Company has been provided a written statement of the basis for the Executive's belief that such act or omission constitutes Good Reason; (2) the Company has had at least a 30 day period to take corrective action and
                           (3) the Executive determines reasonably and in good faith that the Company has not corrected or will not correct the act or omission within 30 days.

                  Termination for Good Reason shall be treated as a Discharge under this Agreement.

         SECTION 7. EFFECT OF TERMINATION.

         (a) If the Executive's employment is terminated by reason of voluntary termination of employment, the Company shall pay the Executive his base salary, non-incentive compensation (including automobile allowance), bonuses and benefits as provided in Section 5 through the Termination Date. Any payments and benefits due to the Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that if the Executive's employment is terminated by reason of voluntary termination but the Executive gives prior written notice to the Company that he agrees to serve as a consultant to the Company from time to time during the twelve month period following such termination, then such termination of employment will be deemed to be a Retirement and the Executive shall have all of the rights and the Company shall have all of the obligations set forth in Section 7(b) below.


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         (b)      If the Executive's employment is terminated by reason of
                  death, or, subject to Sections 13(b) and 15 of this Agreement, Retirement or Disability, the Company shall pay the Executive (or his estate in the case of his death) (i) his then current Annual Base Salary, non-incentive compensation (including automobile allowance), and provide the benefits as provided in
                  Section 5 for a period of one year following the Termination Date and, (ii) an amount equal to Executive's cash bonus calculated at the greater of (A) 50% of his then current Annual Base Salary or (B) the actual bonus earned by the Executive for the fiscal year directly preceding termination, which shall be paid in equal installments each pay day over such one year period. In the case of Executive's Disability, the Executive shall also receive those benefits payable to him under the applicable disability insurance plan provided by the Company, subject to the terms of such plan. In the case of Executive's Retirement, Executive shall provide 180 days notice before he retires as a condition to receiving the payments contemplated by this Section 7(b). Any payments and benefits due to the Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested as of the Executive's termination of employment by reason of death, Retirement or Disability and each such option shall not be subject to accelerated exercise requirements or early termination provisions and instead shall be exercisable through and including that date which is the second anniversary of the Termination Date. Amounts payable under this Section 7 shall be paid in accordance with the Company's regular schedule for payment of salaried employees and the Company's standard payroll policies and procedures.

         (c) Subject to Sections 13(b) and 15 of this Agreement, in the event of the Executive's Discharge by the Company, the Company shall continue to pay the Executive (i) his then current Annual Base Salary and non-incentive compensation (including automobile allowance) and provide the Executive with his then current benefits (as provided in Section 5) through the Expiration Date pursuant to Section 2(c) or for two years, whichever is greater; and (ii) an amount equal to two times the Executive's cash bonus calculated at the greater of (A) 50% of his then-current Annual Base Salary or (B) the actual bonus earned by the Executive for the fiscal year directly preceding the year of Discharge, which shall be paid in equal bi-weekly installments over such two year period or such term, whichever is greater. The latter payment is full and final satisfaction of all the Company's obligations for bonus and/or other incentive payments. Any payments and benefits due to Executive under the employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested as of the Termination Date and each such option shall not be subject to accelerated exercise requirements or early termination provisions and instead shall


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                  be exercisable through and including that date which is the second anniversary of the Termination Date.

         (d) Subject to Sections 13(b) and 15 of this Agreement, in the event of the Company's non-extension of the Employment Period, Executive shall continue to be employed by the Company pursuant to this Agreement through the Expiration Date, and his employment shall be terminated as of the Expiration Date. Thereafter, the Company shall continue to pay Executive (1) the Executive's then current Annual Base Salary for a period of two years after the Expiration Date, and (2) an amount equal to two times the Executive's cash bonus calculated at the greater of (A) 50% of his then current Annual Base Salary or (B) the actual bonus earned by the Executive for the immediately preceding fiscal year, which shall be paid in equal bi-weekly installments over such two year period. The latter payment is full and final satisfaction of all the company's obligations for bonus and/or other incentive payments. Any payments and benefits due to Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs; provided, however, that all options held by the Executive under the Stock Option Plan shall become 100% vested as of the Expiration Date and each such option shall not be subject to accelerated exercise requirements or early termination provisions and instead shall be exercisable through and including that date which is the second anniversary of the Termination Date. It is further provided, however, that within 60 days of the date of notification by the Company to the Executive of its intention not to extend the Period of Employment, the Executive may, at his option, elect, upon 30 days written notice to the Company, to accelerate his Expiration Date and stop working on such date, in which event the salary continuation and other benefits described in this
                  Section 7(d) shall commence as of such accelerated Expiration Date.

         (e) In the event of the Executive's Termination For Good Cause by the Company, the Company shall pay the Executive his then current base salary and non-incentive compensation (including automobile allowance) and provide the Executive with his then current benefits (as provided in Section 5) through the Termination Date. Any payments and benefits due the Executive under employee benefit plans and programs of the Company, including the Stock Option Plan, shall be determined in accordance with the terms of such benefit plans and programs.

         (f) Subject to Sections 13(b) and 15 of this Agreement, in the event the Executive's employment is terminated by reason of Discharge or non-extension of the Employment Period, the Company shall furnish the Executive, for a period of six months subsequent to the Termination Date, reasonable office space and secretarial assistance.

         (g) Subject to Sections 13(b) and 15 of this Agreement, if any of the payments provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Company or any corporation which is a


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                  member of an "affiliated group" as defined in Section 1504(a)
                  of the Code (without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute an "excess parachute payment" as defined in Section 280G(b)(1) of the Code as it presently exists, such that any portion of such payments are subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalty with respect to such excise tax (such excise tax, together with any such interest or penalty, are collectively referred to as the "Excise Tax"), then either (1) the Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") or
                  (2) if a reduction in the payment to Executive of $15,000 or less would avoid the imposition of Excise Tax, then the payment to Executive shall be so reduced to the extent necessary to avoid imposition of the Excise Tax. The amount of the Excise Tax Restoration Payment, if any, shall be the amount necessary to fund the payment by the Executive of any Excise Tax on the total payments, as well as all income taxes imposed on the Excise Tax Restoration Payment, any excise tax imposed on the Excise Tax Restoration Payment, and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.

         SECTION 8. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" means the date on which the earlier of the following events occur:
(a) the acquisition by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock"); (b) the merger or consolidation of the Company with one or more corporations as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation; (c) the transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or (d) the election to the Board of Directors of the Company of three or more directors during any 12 month period without the recommendation or approval of the incumbent Board of Directors of the Company. A Change in Control shall not include (a) an initial public offering of the stock of the Company of (b) any acquisition in which the Executive is a member of the acquiring group or an officer or owner of the acquiring entity. Upon a Change in Control, as defined above in this Section 8, all outstanding stock options shall become 100% vested and immediately exercisable, regardless of whether the Executive terminates employment or not. If the Executive terminates employment with Good Reason within 12 months of a Change in Control, to the extent permitted by law, the Company shall continue the medical, disability and life insurance benefits which Executive was receiving at the time of termination for a period of 24 months after termination of employment or, if earlier, until Executive has commenced employed elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of his successor employer. Coverage under Employer's medical, disability and life insurance programs shall cease with respect to each such program as Executive becomes eligible for the medical, disability and life insurance programs, if any, of his successor employer.

         SECTION 9. CONFIDENTIALITY. During the Period of Employment and following termination for any reason, the Executive covenants and agrees that he will not divulge any trade


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secrets or other confidential information pertaining to the business of the
Company. The term "confidential information" as used in this Agreement shall mean any secret, confidential or proprietary information of the Company or its affiliates, other than those which have become generally known to the public other than through the act of Executive in breach of this Section 9. The term "trade secrets" as used in this Agreement shall mean information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a recipe, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

         (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and

         (b) is the subject of reasonable efforts by the Company to maintain its secrecy.

The Company's rights under this Section 9 shall be in addition to, and not in lieu of, any rights the Company might have under applicable state law.

         SECTION 10. NON-COMPETITION. The Executive agrees that for a period of twenty-four months following the Termination Date, Executive shall not directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm, or corporation, engage in any restaurant, bar, coffee shop or similar business establishment in which a majority of revenues are derived from retail sales of sandwiches and non-alcoholic beverages (any of the foregoing, a "Competitive Business"), within a 25 mile radius of any place of business of the Company (including franchised operations) or of any place where the Company (or one of its franchised operations) has done business since the Effective Date of this Agreement. Notwithstanding the above, ownership by Executive of an interest in any licensed franchisee of the Company shall not be deemed to be in violation of this Section 10.

         SECTION 11. NON-SOLICITATION OF EMPLOYEES. The Executive agrees that for a period of twenty-four months following the Termination Date, Executive shall not on his own behalf or on behalf of any other person, firm, partnership, association, corporation, or business organization, entity or enterprise call on, solicit or attempt to induce any other officer or employee of the Company or its affiliates or licensed franchisees to terminate his or her employment with the Company or its affiliates or licensed franchisees and shall not assist any other person or entity in such a solicitation unless such employee is terminated by the Company. If the Executive is found to have hired, during the aforementioned twenty-four months following the Termination Date, any employee
(i) whose immediately preceding Employer was the Company, and (ii) who voluntarily terminated his or her employment with the Company, then the Executive shall be presumed to have engaged in soliciting that employee to terminate his or her employment with the Company.

         SECTION 12. SUCCESSORS; BINDING AGREEMENT. (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, personal representatives, successors and assigns. (b) The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or


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substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used herein, "Company" shall mean the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers (or is required to execute and deliver) the agreement provided for in this Section 11(b), or which otherwise becomes bound by the terms and provisions of this Agreement or by operation of law.

         SECTION 13. DISPUTE RESOLUTION.

         (a) Arbitration. Except as hereinafter provided, any controversy or claim arising out of or relating to this Agreement of any alleged breach thereof shall be settled by arbitration in the New York, New York in accordance with the rules then obtaining of the American Arbitration Association and any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction. Nothing contained herein shall in any way deprive the Company of its right to obtain an injunction or other equitable relief arising out of the Executive's breach of the provisions of Sections 9, 10, and 11 of this Agreement or to take any other action under Section 13(b). In the event of the termination of Executive's employment, Executive's sole remedy shall be arbitration as herein provided and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement. No punitive damages may be awarded to Executive. All fees paid to the arbitrator shall be the sole responsibility of the Company.

         (b) Other. The Company may cease payment of any amounts that would otherwise have been due under this Agreement in the event the Company provides the Executive with written notice setting forth the Board's reasonable, good faith, belief that Executive has materially breached Sections 9, 10 or 11 of this Agreement to the detriment of the Company together with substantial proof upon which the Board reached such determination, and the Executive fails to use reasonable best efforts to take corrective action to cure such alleged breach within 30 days of his receipt of such notice. Further, the Company shall be entitled to seek an injunction restraining Executive from any action in violation of Sections 9, 10 or 11 of this Agreement, to obtain such equitable relief or to pursue any other available remedies for such violation or threatened violation, including recovery of damages from Executive.



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         SECTION 14. COMPANY PROPERTY.

         (a) Executive upon the termination of Executive's employment for any reason or, if earlier, upon Company request shall promptly return all Property (as defined in Section 14(b)) which had been entrusted or made available to Executive by the Company and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property.

         (b) The term "Property" means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cellular telephones, credit cards, access cards, identification cards, palm pilots and the like, Company cars and other real or personal property of any kind or description.

         SECTION 15. RELEASE. As a condition to receiving any payments from the Company after termination of his employment, the Executive (if living) must execute a release in the form of the release attached hereto as Exhibit A, or in such other form as is acceptable to the Company and Executive.

         SECTION 16. NOTICES. For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO THE EXECUTIVE:     Andrew S. Wainwright
                                  40 East 74th Street #5R
                                  New York, New York 10021

         IF TO THE COMPANY:       Cosi, Inc.
                                  242 West 36th Street
                                  New York, NY 10018
                                  Attention: Pam Palladino


         SECTION 17. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

         SECTION 18. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of other provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         SECTION 19. SEPARABILITY. The invalidity or lack of enforceability of a provision of this Agreement shall not affect the validity of any other provision hereof, which shall remain in force and effect.

         SECTION 20. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         SECTION 21. SURVIVAL. The provisions of Sections 9, 10, and 11 of the Agreement shall survive the termination of this Agreement and shall continue for the terms set forth in Sections 9, 10, and 11.

         SECTION 22. CAPTIONS. Captions to the sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope hereof or the intent of any of the provisions.

         SECTION 23. NON-ASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

         SECTION 24. MITIGATION. The Executive shall not be obligated in any way to mitigate the Company's obligations to him under this Agreement and any amounts earned by the Executive subsequent to his termination of employment shall not serve as an offset to the payments due him by the Company under this Agreement.

                            *************************

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered under its seal pursuant to the specific authorization of its board of directors and the Executive has hereunto set his hand and seal on the day and year first above written.


                                   COSI, INC.


                                   By:  /s/ Andrew Stenzler
                                        ----------------------------------------



                                   EXECUTIVE

                                        /s/ Andrew S. Wainwright, Jr.
                                   By:  ----------------------------------------

                                                                       EXHIBIT A


                        SEPARATION AND RELEASE AGREEMENT

                  This Separation and Release Agreement ("Agreement") is entered into as of this __ day of ___________________________, 20___, between COSI,
INC., a Delaware corporation, and any successor thereto (collectively, the "Company") and _______________ (the "Executive").

                  The Executive and the Company agree as follows:

                  1. The employment relationship between the Executive and the Company terminated on __________________________________ (the "Termination
Date").

                  2. In accordance with the Executive's Employment Agreement (the "Employment Agreement"), the Company has agreed to pay the Executive certain payments and to make certain benefits available after the Date of Termination.

                  3. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of Employee pursuant to the Employment Agreement, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, Executives and agents thereof, and their heirs and assigns, and any and all Executive pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such Executive pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Executive Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in

Employment Act, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. Notwithstanding the foregoing provisions of this Section 3, the release given by the Executive hereunder shall not apply to, and the Executive shall retain and shall be entitled to enforce by litigation or otherwise, all rights arising under or with respect to (i) the obligations of the Company to indemnify and hold harmless the Executive, (ii) all directors and officers liability insurance coverage applicable to the Executive, (iii) Executive's right to enforce the terms of this Agreement and the Employment Agreement and (iv) any and all benefits to which executive shall be entitled under the terms of the Company's employee benefit plans.

                  4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

                  5. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on the Date of Termination.

                  6. The Executive agrees not to engage in any act after execution of this Separation and Release Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or Executives. The Executive will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

                  7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Executive's Employment Agreement.

                  8. This Agreement and the Employment Agreement represent the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  9. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the seven (7) day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and all originals and copies of this Agreement.

                  10. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement.

                  The parties to this Agreement have executed this Agreement as of the day and year first written above.



                                        COSI, INC.



                                        By:  ______________________________
                                             Name:
                                             Title:



                                        [EMPLOYEE]


                                        ___________________________________





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